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                                PROMISSORY NOTE

U.S. $3,837,224.00                                              Denver, Colorado
                                                                January 28, 1999

The Promissory Note supersedes the following instruments between John P. Casey and Trans Pacific Stores, Ltd.:

        1. Promissory Note for One Million Dollars ($1,000,000) dated June 9, 1998.

        2. Additional Advance No. 1 for One Million Two Hundred Thousand Dollars ($1,200,000) dated July 8, 1998.

        3. Additional Advance No. 2 for Four Hundred Thousand Dollars ($400,000) dated July 10, 1998.

        4. Additional Advance No. 3 for One Million Dollars ($1,000,000) dated July 16, 1998.

        5. Additional Advance No. 4 for Two Hundred Thousand Dollars ($200,000) dated July 20, 1998.

        6. Additional Advance No. 5 for One Hundred Fifty Thousand Dollars ($150,000) dated August 13, 1998.

1. PROMISE TO PAY. For value received, the undersigned, John P. Casey ("Borrower"), promises to pay Trans Pacific Stores, Ltd., a Hawaii corporation, or order ("Note Holder"), the principal sum of Three Million Eight Hundred Thirty-Seven Thousand Two Hundred Twenty-Four Dollars ($3,837,224.00), with interest on the unpaid principal balance from the date hereof, until paid as provided for hereinafter. Principal and interest shall be payable at 555 Zang Street, Suite 300, Lakewood, CO 80228, or such other place as the Note Holder may designate, in accordance with the schedule of payments attached hereto as Exhibit "A" and incorporated herein by reference.

2. MATURITY DATE. Unless sooner paid in full and discharged, the entire principal amount outstanding and accrued interest thereon shall be due and payable on June 30, 1999.

3. INTEREST PAYMENT DATES AND RATE. Interest on the outstanding principal balance hereunder shall be payable in accordance with the structure of payments set forth in Exhibit A, and shall be computed at the rate of eighteen percent (18%) per annum, compounded quarterly.

4. APPLICATION OF PAYMENTS. Payments received for application to this Promissory Note shall be applied first to the payment of accrued interest at the Default Rate specified in Section 10 hereof, second, to non-default accrued interest at the rate specified in Section 3 hereof, third, to payment of attorney's fees specified in Section 11 hereof, with the balance applied in reduction of the principal amount.





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5.      PREPAYMENT RIGHT. Borrower may repay the principal amount outstanding under this Promissory Note in whole or in part at any time without penalty.

6. OPTIONAL RETURN FOR NOTE HOLDER. In lieu of payment of interest as set forth in Section 3, Note Holder may elect to have Borrower pay to Note Holder an amount equal to twenty-five percent (25%) of the appreciation in the per share common stock price of Incomnet, Inc. (NASDQ-ICNT) at June 30, 1999 in excess of $0.725 per share multiplied by 5,400,000. For purposes of determining the per share value of Incomnet, Inc. common stock at June 30, 1999, the value of the stock shall be equal in amount to the average closing price of the stock for the trailing five (5) business days, including June 30, 1999.

        In the event Note Holder elects to receive the 25% appreciation in share value, all interest payments made hereunder, and under the agreements superceded by this Note, shall be credited against the 25% appreciation in share value, with the balance to be due and payable within two (2) business days from receipt of the Note Holder's written election, which election shall be made not later than June 30, 1999.

           Example of Computation of Interest Under This Paragraph 6.
           ----------------------------------------------------------


                Date                            Closing Price
                ----                            -------------
                June 24                                  1.75
                June 25                                 1.875
                June 28                                  2.00
                June 29                                 1.875
                June 30                                  1.75

                Average                                 1.850
                Base                                    0.725
                                                   ----------
                Appreciation                            1.125

                25% of Appreciation                   0.28125
                Multiplier                          5,400,000
                                                   ----------
                Optional Return before
                Paid Interest Offset               $1,518,750
                                                   ==========

        In lieu of the payment of interest and also in lieu of the payment of 25% of any appreciated share value of Incomnet common stock, as provided in this Section, Note Holder may elect to take a distribution in kind whereby amounts payable as 25% of appreciated share value of Incomnet common stock, less interest payments made hereunder, are payable by transfer of Incomnet common stock equal in value to such amount. For purposes of determining value of
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Incomnet common stock for the distribution in kind option provided for by this provision, the value of Incomnet common stock shall be equal in amount to the average daily closing price for Incomnet common stock for the trailing five business days including June 30, 1999.

7. WAIVER OF PRESENTMENT FOR PAYMENT, DEMAND, PROTEST, NOTICE OF NON-PAYMENT OR DISHONOR AND OF PROTEST. Borrower and any endorsers, sureties, and guarantors, whether bound by this or by separate instrument or agreement, waive presentment for payment, demand, protest, notice of non-payment, or dishonor and of protest, and any and all other notices and demands whatsoever, and consent that as any time, or from time to time, payment of any sum payable under this Promissory Note may be extended without notice, whether for a definite or indefinite time.

8. TIME OF THE ESSENCE. Time is of the essence with respect to the performance by Borrower of his obligations hereunder.

9. EVENTS OF DEFAULT. The following shall each constitute an Event of Default under the terms of this Promissory Note:

     (a) Failure to make any payment due within five (5) days of its due date, as specified in Exhibit A;

     (b)  The death of the Borrower; or

     (c) The entry of a judgment by any court of competent jurisdiction against the Borrower hereunder compelling said party to pay monetary damages.

10. DEFAULT AND ACCELERATION. If an Event of Default occurs hereunder then, at the option of the Note Holder, and upon written notice to Borrower in the manner specified in Section 14, this Promissory Note, together with accrued interest calculated under Section 3 or Section 6 whichever Note Holder elects, shall become immediately due and payable. Thereafter, all amounts due and owing shall bear interest at the rate of twenty-five percent (25%) per annum compounded quarterly ("Default Rate") until paid in full and discharged.

11. ATTORNEY'S FEES. In the event of default and acceleration hereunder, the Note Holder shall be entitled to collect, and the Borrower agrees to pay, all reasonable costs and expenses of collection and/or suit, including, but not limited to reasonable attorney's fees.

12. GOVERNING LAW. This Promissory Note shall be construed under and in accordance with the laws of the State of Colorado.


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13.    EXCLUSIVE JURISDICTION. Borrower stipulates and agrees that the District
Court in and for the County of Jefferson, State of Colorado, shall have exclusive jurisdiction for purposes of enforcing this Promissory Note.

14. NOTICES. Any notices permitted or required to be given hereunder shall be in writing and shall be delivered by U.S. Mail, Certified Mail Return Receipt Requested, personal delivery, or delivery by facsimile. Delivery shall be deemed to have occurred upon the recipient's receipt of such notice. Unless changed by written notice, the address of the Borrower and the Note Holder shall be as follows:

              Address of Borrower:
                     John P. Casey
                     10220 River Road
                     Suite 115
                     Potomac, MD 20854
                     Facsimile No.: (301) 983-9012

              Address of Note Holder:
                     Trans Pacific Stores, Ltd.
                     555 Zang Street
                     Suite 500
                     Lakewood, CO 80228
                     Facsimile No.: (303) 985-5875

15. SEVERABILITY. If any provision of this Promissory Note shall be judicially determined to be invalid or unenforceable, the validity, legality and enforceability of the remaining provisions of this Promissory Note shall not be impaired thereby.

16. COLLATERAL. For purposes of securing the repayment of the obligation created hereunder, Borrower agrees to grant to Note Holder a security interest in the following property, all of which is owned by the Borrower free and clear of any liens or charges whatsoever:

       (a) All of Borrower's interest in Diamond Jay, LLC, a Colorado limited liability company; consisting of an 11.1 percent interest as a member thereof;

       (b) All of Borrower's interest in 44,000 shares of common stock of Covol Technologies, Inc., a Delaware Corporation;

       (c) All of Borrower's interest in 300 shares of common stock of Meridian Investments, Inc., a Massachusetts Corporation;

       (d) All of Borrower's interest in 300 shares of common stock of Meridian Properties, Inc., a Massachusetts Corporation;
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     (e)  All of Borrower's interest in 200 shares of common stock of Meridian
          Energy, Inc., a Massachusetts Corporation;

     (f) All of Borrower's interest in Meridian Realty Investments, LLC, a Massachusetts limited liability company, consisting of a 15 percent interest as a member thereof;

     (g) All of Borrower's interest in Coal Investor, LLC, a Delaware limited liability company;

     (h) All of the proceeds from the sale of Borrower's interest in common stock of Incomnet, Inc.; and

     (i)  All of Borrower's interest in the common stock of 1-800 Database, Inc.

It is expressly understood and agreed that the security interest to be granted by Borrower shall extend not only to the present interest of Borrower in the above-described collateral, but also to any other interest acquired by Borrower in any of the entities above-described except Incomnet, Inc. Borrower agrees to execute such documents as may be reasonably necessary to perfect a security interest in the collateral above-described and to maintain Note Holder's secured position therein from time to time. With respect to certificated securities, Borrower agrees to tender possession of same to Note Holder with property executed Irrevocable Stock Powers.

     IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be executed on the date specified above.



                                        /s/ JOHN P. CASEY
                                        ----------------------------
                                            John P. Casey


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                                   EXHIBIT A

                            DEBT REPAYMENT SCHEDULE
                        FOR NOTE DATED DECEMBER 31, 1998

First and Final Payment:

     $3,837,224 principal payment, together with accrued interest on the outstanding principal balance from January 28, 1999, through and including June 30, 1999.